UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
______________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 9, 2026
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QUANTERIX CORPORATION
(Exact name of registrant as specified in its charter)
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Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike
Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)
(617) 301-9400
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading symbol(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
The Board of Directors of Quanterix Corporation (the “Company”) has appointed Jason Faessler as the Chief Financial Officer and Treasurer of the Company. He is expected to commence employment with the Company on June 22, 2026.
Mr. Faessler mostly recently was employed by Brucker Corporation as Senior Vice President of Finance, leading global FP&A and the Americas finance organization. His responsibilities have included strategic planning, operational finance and capital decision-making. Before that, he was Senior Director of Finance at Parexel Corporation from April 2018 to December 2018 and Director of Finance at Parexel from November 2015 to April 2018, where he led its early- and late-phase clinical divisions, driving growth and profitability across both businesses. Prior to Parexel, Mr. Faessler worked as Director of Finance and Sales Operations at Harvard Business Publishing and held several financial planning, analysis and operation roles at EMC Corporation. Mr. Faessler earned an MBA from the F.W. Olin Graduate School of Business at Babson College and a BA from the University of Massachusetts Boston.
The Company has entered into an employment agreement dated May 31, 2026 with Mr. Faessler (the “Employment Agreement”) in connection with his appointment as Chief Financial Officer and Treasurer. The Employment Agreement provides for an initial annualized base salary of $475,000, a cash sign-on bonus of $200,000, and eligibility for an annual performance bonus with an annual bonus target of up to 50% of Mr. Faessler’s base salary.
In connection with his appointment, Mr. Faessler also will receive a long-term equity incentive award consisting of restricted stock units (RSUs) covering shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), equivalent to three-tenths of one percent (0.30%) of the shares of Common Stock outstanding on his start date. The RSUs vest in four equal annual installments on each of the first four anniversaries of Mr. Faessler’s start date.
If Mr. Faessler’s employment is terminated by the Company without Cause (as defined in the Employment Agreement) or he resigns for Good Reason (as defined in the Employment Agreement), then he will receive continued payment of his base salary for 12 months (the “Severance Period”), payment of an amount equal to his annual target bonus for the year of termination, pro-rated as of the date of termination, and subsidized health benefits during the Severance Period. If Mr. Faessler’s employment is terminated by the Company without Cause or he resigns for Good Reason in connection with a Change-in-Control (as defined in the Employment Agreement), then he will receive continued payment of his base salary for 12 months, payment of an amount equal to his annual target bonus for the year of termination, subsidized health benefits during the Severance Period, and all of his outstanding but unvested equity awards will also become fully vested. Receipt of the foregoing termination benefits will be subject to Mr. Faessler’s execution of a separation agreement, including certain restrictive covenants and a general release of all claims, in a form acceptable to the Company.
A copy of the Employment Agreement is filed as Exhibit 10.1 and is incorporated herein by reference.
Except for the Employment Agreement, there are no arrangements or understandings between Mr. Faessler and any other person pursuant to which Mr. Faessler was appointed as an officer. There are no family relationships between Mr. Faessler and any director, director nominee or executive officer of the Company. There are no transactions to which the Company is a party and in which Mr. Faessler has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K.
Item 7.01    Regulation FD Disclosure.
On June 9, 2026, the Company issued a press release, which announced the appointment of Mr. Faessler as Chief Financial Officer and Treasurer of the Company (the “Release”). A copy of the Release is attached as Exhibit 99.1 and incorporated herein by reference.
The information contained or incorporated in this Item 7.01, including Exhibit 99.1, is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01    Financial Statements and Exhibits.
(d)Exhibits

Exhibit No.	Description
10.1	Employment Agreement by and between the Company and Jason Faessler
99.1	Press Release dated June 9, 2026
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 9, 2026	QUANTERIX CORPORATION

	By:	/s/ Daniel S. Char
	Name:	Daniel S. Char
	Title:	Chief Legal Officer and Corporate Secretary